SECURITIES AND EXCHANGE COMMISSION

                          WASHINGTON, DC  20549

                    _________________________________

                                FORM 8-K

                             CURRENT REPORT

                 PURSUANT TO SECTION 13 OR 15(d) OF THE

                     SECURITIES EXCHANGE ACT OF 1934

             DATE OF EARLIEST EVENT REPORTED:  JUNE 19, 1995

                   PEOPLES TELEPHONE COMPANY, INC.
       ------------------------------------------------------
       (Exact name of registrant as specified in its charter)

       NEW YORK                     0-16479            13-2626435
- -------------------------      ----------------      -------------
 (State or other juris-        (Commission File      (IRS Employer
diction of incorporation)          Number)             I.D. No.)


     2300 N.W. 89TH PLACE, MIAMI, FLORIDA             33172
   ---------------------------------------          ----------
   (Address of principal executive office)          (Zip Code)


REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (305) 593-9667


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Item 5.   Other Events

          Reference is made to the Company's press release dated and issued June 19, 1995, the text of which is set forth below:

                     PEOPLES TELEPHONE COMPANY, INC.
               RESTATES 1994 AND FIRST QUARTER 1995 RESULTS

     Miami, Florida (June 19, 1995) -- Peoples Telephone Company, Inc. (Nasdaq:PTEL) announced today restated financial results for the year ended December 31, 1994 and the quarter ended March 31, 1995. The restatement results from a determination by the Company and its auditors that the Company's accounting treatment of the sale of the Company's prepaid calling card business to Global Link Teleco Corporation ("Global Link") in February 1995 should be based upon the equity method of accounting instead of the cost basis originally used. As a result of this change, the Company's international telephone center operations (which is part of the same business segment) and prepaid calling card business no longer qualifies for discontinued operations accounting treatment.

     The restatement had no impact on net income or cash flow for the year ended December 31, 1994. However, loss from continuing operations increased from $4.2 million to $7.6 million and net loss from discontinued operations decreased by the same amount from $14.2 million to $10.8 million for the year ended December 31, 1994. The restatement of the first quarter of 1995 to reflect the use of equity method accounting of the Company's Global Link investment resulted in approximately $17,000 of additional net losses for the three month period ended March 31, 1995.

     The Company has also restated its financial statements for the quarters ended March 31 and June 30, 1994, as set forth in the Form 10-Q's for such periods, to reflect the timing of approximately $2.7 million in adjustments. These adjustments, which include additional reserves for changes in estimates of uncollectible receivables and vendor claims and the write-off of certain acquisition costs, were originally recorded during the quarter ended June 30, 1994 and have now been reflected in the quarter ended March 31, 1994. The restated quarterly financial statements also reflect the $2 million gain on the March 31, 1994 sale of the Company's two telecommunication centers in New York to Phone Zone Teleco Corporation (now known as Global Link) in the second quarter of 1994 (when initial payment for the centers was received) rather than the first quarter (when Global Link took control of the centers). These changes had no impact on net income or cash flow for the year ended December 31, 1994.

     Additionally, the Company has been involved in an ongoing dispute with a seller of pay telephones to the Company in a 1993 acquisition. Although certain payments were due under $6 million principal amount of promissory notes given by the Company in the acquisition, for various reasons including the Company's belief that it has additional rights of indemnification, set-off and counter-claim against the seller, the Company has not made certain payments due under those promissory notes. The seller instituted litigation against the Company in May 1995 to collect under these notes along with a claim for registration rights. The payment failure, and subsequent litigation initiated against the Company, resulted in defaults under the Company's existing $100 million credit facility and under the Company's $2.5 million headquarters mortgage note agreement. The defaults under the credit facility were waived temporarily by the Company's banking syndicate subject to the Company on or before June 30, 1995 either reducing its outstanding indebtedness under the current credit facility to $40 million or settling the litigation within certain parameters. The Company is currently engaged in settlement negotiations with the seller and cannot currently predict the impact of the litigation or any settlement. With respect to the mortgage note, the Company obtained a temporary waiver subject to the repayment of all amounts due under the mortgage note on or prior to the earlier of the consummation of a previously announced refinancing plan or August 31, 1995.

     In connection with the restatement of the financial statements for the year ended December 31, 1994 , the Company's auditors have updated their audit report through May 31, 1995 for events occurring subsequent to their original opinion date of March 28, 1995. Their updated report includes an explanatory paragraph relating to (a) the Company's need to refinance its existing debt in connection with its ability to continue as a going concern and
(b) the previously disclosed shareholder class action complaint.
As previously reported, the Company has undertaken a plan to refinance its bank debt and the mortgage note and to improve its liquidity position, although there can be no assurance of the refinancing plan's completion.

     Peoples Telephone Company, the nation's largest independent provider of public pay telephone services, owns and operates in excess of 40,000 public pay telephones in 41 states.


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                               SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                              PEOPLES TELEPHONE COMPANY, INC.


Date:  June 19, 1995                   /s/ Bonnie S. Biumi
                              -------------------------------------
                                        Bonnie S. Biumi
                                        Chief Financial Officer